EXHIBIT 99.1

LHC Group Names Josh Proffitt Executive Vice President, Chief Financial Officer and Treasurer

LAFAYETTE, La., April 13, 2016 (GLOBE NEWSWIRE) -- LHC Group (NASDAQ:LHCG) today announced that it has named Joshua L. Proffitt, previously LHC Group’s Executive Vice President, Corporate Development and General Counsel, as Executive Vice President, Chief Financial Officer and Treasurer, effective April 30, 2016.

Keith G. Myers, LHC Group’s chairman and CEO, commented, “Josh Proffitt has demonstrated his exceptional talent, drive, and work ethic throughout his career at LHC Group, and we are pleased to announce that he has been named to this new position of increased responsibility.  We are very confident of Josh’s ability to lead our strong financial team. We expect him to continue to play an important role in the Company’s ongoing growth.”

Prior to being named Executive Vice President, Corporate Development and General Counsel in August 2012, Mr. Proffitt had been Senior Vice President, Chief Compliance Officer and Assistant General Counsel since April 2009. He joined LHC Group in September 2008 as Vice President, Assistant General Counsel and Assistant Director of Acquisitions.  Previously, he was a Senior Associate in the Corporate Healthcare Practice Group at Alston & Bird LLP, which he joined in 2002.  Mr. Proffitt received his BS degree in Accounting and his JD degree from the University of Kentucky.

Mr. Proffitt will replace LHC Group’s current Executive Vice President, Chief Financial Officer and Treasurer, Dionne E. Viator, who will be leaving the Company to pursue other interests.  Mr. Myers added, “We wish to recognize and thank Dionne Viator for the contributions she’s made since joining LHC Group, and we wish her the best in her future endeavors.”

About LHC Group, Inc.
LHC Group, Inc. is a national provider of non-acute healthcare services, providing quality, cost-effective healthcare to patients primarily within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of healthcare services through home health, hospice, community-based services agencies and long-term acute care hospitals (LTACHs). At December 31, 2015, LHC Group operated 283 home health services locations, 56 hospice locations, 13 community-based service locations and six LTACHs with eight locations.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s future financial performance and the strength of the Company’s operations. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group’s relationships with referral sources, increased competition for LHC Group’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations and other risks set forth in Item 1A. Risk Factors in LHC Group’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Eric Elliott
Investor Relations
(337) 233-1307
eric.elliott@lhcgroup.com